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                                                                     Exhibit 5.1

                      WILSON SONSINI GOODRICH & ROSATI
                          PROFESSIONAL CORPORATION

                             650 PAGE MILL ROAD
                      PALO ALTO, CALIFORNIA 94304-1050
                TELEPHONE 650-493-9300 FACSIMILE 650-493-6811
                                WWW.WSGR.COM

                               November 12, 1997


Seagate Technology, Inc.
920 Disc Drive
Scotts Valley, CA  95066

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 12, 1997, in connection with the registration under the Securities Act of 1933, as amended, of 15,000,000 additional shares of your Common Stock reserved for issuance under the 1991 Incentive Stock Option Plan (the "Plan").

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of said shares. It is our opinion that the additional shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation

                              /s/ Wilson Sonsini Goodrich & Rosati